EXHIBIT 99.1

Titan Machinery Inc. Announces Fiscal Second Quarter 2009 Results

-The Company raises full year fiscal 2009 revenue and earnings guidance-

-Second quarter revenue increased 57% to $135 million-

-Second quarter operating income grew 51% to $6.0  million-

-Recently announced two additional acquisitions -

Fargo, ND – September 15, 2008—Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agriculture and construction equipment stores, today reported financial results for the second quarter and the six-months ended July 31, 2008.

For the second quarter of fiscal 2009, revenue increased to $134.9 million from revenue of $85.8 million for the second quarter of the prior year.  All three of the Company’s main revenue sources — equipment, parts and services — contributed to this period-over-period revenue growth.  Equipment sales were $97.8 million, compared to $61.4 million in the same period last year.  Parts sales were $23.6 million in the second quarter, up from $14.9 million in the prior-year period.  Revenue generated from services improved to $10.8 million in the quarter compared to $7.6 million in the second quarter of last year.

Gross profit for the fiscal second quarter increased to $25.4 million, compared to $15.3 million in the second quarter of the prior year. The Company’s gross profit margin was 18.8% in the fiscal second quarter, compared to 17.9% in the second quarter of fiscal 2008.  Gross profit from parts and service revenue contributed 54% of overall gross profit for fiscal second quarter 2008 compared to 58% in the second quarter last year.

Income from operations for the fiscal second quarter increased to $6.0 million compared to $3.9 million in the same period a year ago.  Pre-tax income for the fiscal second quarter increased to $5.6 million compared to $2.4 million in the same period last year.  Pre-tax margin was 4.2% for fiscal second quarter 2009 compared to 2.9% in the second quarter last year.

Net income for the fiscal second quarter was $3.3 million, compared to net income of $1.5 million in the second quarter last year.  After giving effect to the increase in our share count to 17,169,719 million shares from 7,049,941 million shares, our earnings per share was $0.19 per diluted share in the current quarter as compared to $0.22 per diluted share for the second quarter last year.

For the six-months ended July 31, 2008, revenue increased to $287.5 million from $165.6 million for the same period last year.  Net income for the first six-months of fiscal 2009 was $6.7 million, or $0.43 per diluted share, compared to $2.2 million, or $0.34 per diluted share, in the same period last year.

“We are raising our revenue and earnings guidance for full year fiscal 2009 due to our first half growth and operational performance and our outlook for the latter half of fiscal 2009,” said David Meyer, Titan Machinery’s Chairman and Chief Executive Officer. “Our execution in the first half of fiscal 2009 underscores our business fundamentals and proven operating model, as we experienced improvements in our overall revenue as well as gross and pre-tax margins.  During the second quarter, sales and gross profit increased in all three of our revenue sources—equipment, parts, and services.  Improved overall gross margins reflect the strong market we are currently experiencing.  We continue to grow our recurring parts and services business, which represented over 50% of gross profit for the first half of fiscal 2009.”

Mr. Meyer continued, “In evaluating our overall business, we are excited about our long-term growth opportunities based on geographic expansion as well as organic growth from same store sales.  Even though we continue to benefit from the robust agriculture economy, our long-term market share gains and geographic expansion opportunities are based on our ability to execute on our business plan and not based on external factors including commodity prices.”

Acquisitions

The Company closed two acquisitions in the second quarter fiscal 2009 consisting of seven stores with historical revenues of $63.1 million.  In addition, the Company announced the purchase of Wolf’s Farm Equipment and the execution of a definitive agreement to acquire the agriculture division of Pioneer Garage Inc.

Quad County Implement, Inc., with one store in Blairstown, Iowa, is a farm equipment dealership selling the CaseIH brand. This acquisition closed on May 1, 2008.  Strategically located in contiguous markets to the Company’s Waverly store and Grundy Center store in Iowa, this acquisition expands the Company’s footprint in some of the most productive farmland in Iowa.  Blairstown reported revenues of $14.8 million during its most recently completed fiscal year ended June 30, 2007.

Mid-Land Equipment Company, L.C., with six stores in Iowa and Nebraska, is a dealership selling Case Construction Equipment (CE).  This acquisition closed on May 28, 2008.  Mid-Land Equipment has locations in Des Moines, Davenport, Clear Lake and Cedar Rapids, Iowa and Omaha and Lincoln, Nebraska.  Mid-Land reported revenues of $48.3 million during its most recently completed fiscal year ended December 31, 2007. The six Mid-Land Case CE stores are contiguous to existing Titan Machinery Case CE stores in South Dakota and strategically overlay the existing nine Titan Machinery CaseIH agricultural stores in Iowa.

Wolf’s Farm Equipment, Inc, with one store in Kintyre, North Dakota, is a farm equipment dealership selling the New Holland brand.  This acquisition closed on September 12, 2008.  Wolf’s Farm Equipment reported revenues of approximately $3 million in its most recent fiscal year ended December 31, 2007.  This New Holland Dealership is strategically located between the Company’s Jamestown, Wishek, and Mandan, North Dakota stores.

Pioneer Garage, Inc., with three stores in South Dakota, is a farm equipment dealership selling the Case IH and New Holland brands.  This acquisition is expected to close in October 2008.  Pioneer Garage has Case IH and New Holland dealerships in Pierre and Highmore, South Dakota, and a New Holland dealership in Miller, South Dakota.  Pioneer Garage reported revenues of $44.7 million in its most recent fiscal year ended September 30, 2007.  The three locations are contiguous to the existing Titan Machinery Stores in Huron and Redfield.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the Company’s business.  Based on better than anticipated second quarter results and increased visibility into the full fiscal year, the Company is raising its revenue outlook for the full year ending January 31, 2009 to a range of $590 million to $635 million, compared to previously issued guidance of $575 million to $625 million.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2009 are expected to be approximately 16.9 million.  The Company is raising its earnings per share guidance for fiscal 2009 from a range of $0.86 to $0.91 per share to a range of $0.89 to $0.94 per share.

Conference Call Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (800) 762-8779 from the U.S. International callers can dial (480) 248-5081. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, September 29, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3916355. There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. The current Titan Machinery network consists of 52 dealerships in North Dakota, South Dakota, Minnesota, Iowa and Nebraska, including two outlet stores, representing one or more of the CNH Brands (NYSE: CNH) CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding long-term growth opportunities in the Company’s targeted markets, the Company’s expected results of operations for fiscal 2009, and the anticipated closing of the Pioneer Garage, Inc. transaction, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, a substantial dependence on a single distributor, growth and acquisition opportunities, potential difficulties integrating acquired operations, industry supply levels, agriculture and construction industry conditions, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, increased competition in the geographic area served, and potential delays or difficulties in consummating the Pioneer Garage, Inc. transaction that is subject to certain customary closing conditions,.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 28, 2008.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.  Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	July, 31		July, 31
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Equipment	$97,841	$61,380	$218,754	$122,483
Parts	23,612	14,851	45,116	27,176
Service	10,788	7,647	19,732	13,041
Other, including trucking and rental	2,664	1,934	3,885	2,939
TOTAL REVENUE	134,905	85,812	287,487	165,639

COST OF REVENUE
Equipment	86,986	55,643	194,904	110,533
Parts	16,689	10,866	32,483	20,016
Service	3,907	2,670	7,325	4,888
Other, including trucking and rental	1,894	1,291	2,747	2,041
TOTAL COST OF REVENUE	109,476	70,470	237,459	137,478

GROSS PROFIT	25,429	15,342	50,028	28,161

OPERATING EXPENSES	19,470	11,406	37,652	21,453

INCOME FROM OPERATIONS	5,959	3,936	12,376	6,708

OTHER INCOME (EXPENSE)
Interest and other income	450	71	761	85
Floorplan interest expense	(578)	(952)	(1,299)	(1,831)
Subordinated debt interest expense	—	(470)	(21)	(879)
Interest expense other	(230)	(139)	(522)	(386)

INCOME BEFORE INCOME TAXES	5,601	2,446	11,295	3,697

PROVISION FOR INCOME TAXES	(2,269)	(989)	(4,575)	(1,468)

NET INCOME	$3,332	$1,457	$6,720	$2,229

ADJUSTMENTS TO INCOME:
Amortization of syndication fees	—	(5)	—	(11)
Unpaid accumulated preferred dividends	—	(26)	—	(51)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$3,332	$1,426	$6,720	$2,167

EARNINGS PER SHARE - BASIC	$0.20	$0.33	$0.45	$0.50
EARNINGS PER SHARE - DILUTED	$0.19	$0.22	$0.43	$0.34

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands)

	July 31,	January 31,
	2008	2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$86,986	$42,803
Receivables, net	30,990	22,061
Inventories	183,171	145,767
Prepaid expenses	378	215
Income tax receivable	650	1,074
Deferred income taxes	1,174	1,027

Total current assets	303,349	212,947

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	1,899	1,480
Goodwill	8,998	8,271
Intangible assets, net of accumulated amortization	226	337
Other	377	312
	11,500	10,400

PROPERTY AND EQUIPMENT,
net of accumulated depreciation	23,161	16,022

	$338,010	$239,369

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$13,118	$9,244
Floor plan notes payable	118,148	105,848
Current maturities of long-term debt	1,557	5,654
Customer deposits	29,348	19,309
Accrued expenses	6,377	6,138

Total current liabilities	168,548	146,193

LONG-TERM LIABILITIES
Long-term debt, less current maturities	2,712	13,083
Deferred income taxes	2,662	1,865
Other long term liabilities	2,046	811
	7,420	15,759

SUBORDINATED DEBENTURES	—	1,300

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized- 25,000 shares; issued and outstanding - 17,636 at July 31, 2008 and 13,441 at January 31, 2008	—	—
Additional paid-in-capital	137,385	58,180
Retained earnings	24,657	17,937
	162,042	76,117

	$338,010	$239,369

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100